CONGRESSIONAL EFFECT FUND
A SERIES OF THE CONGRESSIONAL EFFECT
FAlVIILY OF FUNDS
Statement of Assets and Liabilities
May 5, 2008

Sanville & Company
CERTIFIED PUBLIC ACCOUNTANTS

ROBERT F. SANVILLE, CPA	1514 OLD YORK ROAD ABINGTON, PA 19001	MEMBERS OF
MICHAEL T. BARANOWSKY, CPA	(215) 884-8460. (215) 884-8686 FAX	AMERICAN INSTITUTE OF
JOHN P. TOWNSEND, CPA	_________________________________________________________	CERTIFIED PUBLIC ACCOUNTANTS
	140 EAST 45TH STREET NEW YORK, NY 10017	PENNSYLVANIA INSTITUTE OF
	(212) 661-3115. (646) 227-0268 FAX	CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and Board of Trustees
of the Congressional Effect Fund
A Series ofthe Congressional Effect
Family of Funds

We have audited the accompanying statement of assets and liabilities of the Congressional Effect Fund ("the "Fund") a series of the Congressional Effect Family of Funds (the "Trust") as of May 5, 2008, This statement of assets and liabilities is the responsibility of the Fund's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States), Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets and liabilities is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation, We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of assets and liabilities referred to above presents fairly, in all material respects, the financial position of the Congressional Effect Fund, a series of the Congressional Effect Family of Funds, as of May 5, 2008, in conformity with accounting principles generally accepted in the United States ofAmerica.

Abington, Pennsylvania	Sanville & Company
May 8, 2008

CONGRESSIONAL EFFECT FUND
A SERIES OF THE CONGRESSIONAL EFFECT FAMILY OF FUNDS
Statement of Assets and Liabilities
May 5, 2008

ASSETS
Cash, at custodian bank	$100,000

LIABILITIES	--

Net Assets	$100,000

Net Assets Consist Of:
Shares ofbeneficial interest, unlimited authorized shares
10,000 shares issued and outstanding	$100,000

Net Assets	$100,000

Net asset value per share (based on shares of beneficial interest issued and outstanding)	$10.00

The accompanying notes are an integral part of this financial statement.

CONGRESSIONAL EFFECT FUND
A SERIES OF THE CONGRESSIONAL EFFECT FAMILY OF FUNDS
Notes to Financial Statement
May 5, 2008

1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization: The Congressional Effect Fund (the "Fund") is the sole series of the Congressional Effect Family of Funds (the "Trust"), a diversified, open-end management investment company, a Delaware statutory trust that was organized on December 21, 2007. The Trust is permitted to issue an unlimited number of shares of beneficial interest of separate series. The Fund is the only series currently authorized by the Trustees.

The Fund's investment adviser, Congressional Effect Management, LLC (the "Adviser"), agrees with Thomas Paine that "government is best which governs least". The Fund's investment objective is capital appreciation and income. To achieve its objective, the Fund intends to invest in interest-bearing securities year-round, and generally seeks to invest in the stock market on days when Congress is not is session, and to be out of the stock market on days when Congress is in session.

The Fund has had no operations to date other than matters relating to its organizational matters and the sale of 10,000 shares of beneficial interest to its shareholder, the Adviser. as indicated below:

Name	Relationship	Value Shares Purchased	Shares Purchased

Congressional Effect Management, LLC	Adviser to the Fund	$100,000	10,000

Security Valuations: The Fund's investments are valued on the basis of official closing prices or market quotations. If official closing prices or market quotations are not readily available, or if a securities value has been materially affected by events occurring after the close of the market in which the security is principally traded but before 4:00 p.m. eastern time, that security will be valued at the fair value determined in good faith by the Adviser, subject to the review and oversight of the Fund's Board of Trustees. The Fund may use an independent pricing service to determine the fair value of specific securities.

Investors may attempt to take advantage of anticipated price movements in securities held by the Fund based on events occurring after the close of a foreign market that may not be reflected in the Fund's NAV (referred to as "price arbitrage"). To the extent that the Fund does not accurately value securities, short-term arbitrage traders may dilute the NAV of the Fund, which negatively impacts long-term shareholders. Fair valuation of the Fund's portfolio securities can serve to reduce arbitrage opportunities by short-term traders, but there is no assurance the Fund's fair valuation policies will prevent dilution of the Fund's NAV.

CONGRESSIONAL EFFECT FUND
A SERIES OF THE CONGRESSIONAL EFFECT FAMILY OF FUNDS
Notes to Financial Statement
May 5, 2008

1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

In-Session Investments: When Congress is in session, the Fund will generally invest 90% or more of its assets in interest-bearing instruments, including, without limitation, treasury bills, other government obligations and bonds, collateralized repurchase contracts (collectively, "Cash and Cash Equivalent Positions") and other debt instruments rated AAA or better.

Out-Of Session Investments: When Congress is not in session, the Fund will primarily seek to capture an amount comparable to the price appreciation of the S&P 500 index. Consistent with this goal, the Adviser may invest the Fund in S&P 500 index futures and options on future contracts, exchange-traded funds (ETFs), index oriented mutual funds, stocks and stock baskets, or derivatives and other instruments related to the investment objective of the Fund, while at the same time remaining invested in Cash and Cash Equivalents. In addition, to the extent that the Fund invests in future options on futures contracts or other derivatives, the Fund may hold cash and cash equivalent positions and other debt instruments to collateralize its positions.

Financial Futures Contracts: Upon entering into a financial futures contract, the Fund is required to pledge to the broker an amount of cash, U.S. government securities, or other assets, equal to a certain percentage of the contract amount (initial margin deposit). Subsequent payments, known as "variation margin," are made or received by the Fund each day, depending on the daily fluctuations in the fair value of the security. The Fund recognizes a gain or loss equal to the daily variation margin. Should market conditions move unexpectedly, the Fund may not achieve the anticipated benefits of the financial futures contracts and may realize a loss. The use of futures transactions involves the risk of imperfect correlation in movements in the price of futures contracts, interest rates, and the underlying hedged assets.

Money market instruments and other securities in which the Fund may invest generally are valued by using market quotations, but may be valued on the basis of prices furnished by a pricing service when the Adviser believes such prices accurately reflect the fair market value of such securities. A pricing service utilizes electronic data processing techniques based on yield spreads relating to securities with similar characteristics to determine prices for normal institutional-size trading units of debt securities without regard to sale or bid prices. If the Adviser decides that a price provided by the pricing service does not accurately reflect the fair market value of the securities, when prices are not readily available from a pricing service, or when restricted or illiquid securities are being valued, securities are valued at fair value as determined in good faith by the Adviser, subject to review ofthe Board of Trustees.

CONGRESSIONAL EFFECT FUND
A SERIES OF THE CONGRESSIONAL EFFECT FAMILY OF FUNDS
Notes to Financial Statement
May 5, 2008

1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Short sales: The Fund may sell a security it does not own in anticipation of a decline in the fair value of that security. When the Fund sells a security short, it must borrow the security sold short and deliver it to the broker-dealer through which it made the short sale. A gain, limited to the price at which the Fund sold the security short, or a loss, unlimited in size, will be recognized upon the termination of a short sale.

Federal Income Taxes: The Fund's policy is to comply with the requirements of the Internal Revenue Code that are applicable to regulated investment companies and to distribute all its taxable income to its shareholders. Therefore, no federal income tax provision is required.

Distributions to Shareholders: The Fund intends to distribute to its shareholders substantially all of its net realized capital gains and net investment income, if any, at year-end. Distributions will be recorded on ex-dividend date.

Other: The Fund follows industry practice and records security transactions on the trade date. The specific identification method is used for determining gains or losses for financial statements and income tax purposes. Dividend income is recorded on the ex-dividend date and interest income is recorded on an accrual basis. Discounts and premiums are amortized over the useful lives of the respective securities. Withholding taxes on foreign dividends will be provided for in accordance with the Fund's understanding of the applicable country's tax rules and rates.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from these estimates.

2.    MANAGEMENT AGREEMENT AND DISTRIBUTION AGREEMENT

The Fund has a management agreement with Congressional Effect Management, LLC (the "Adviser") to furnish investment advisory and management services to the Fund. The Fund will pay the Adviser a monthly fee based on the Fund's average daily net assets at the annual rate of 1.00%.

The Adviser has contractually agreed to waive fees and/or reimburse the expenses but only to the extent necessary to maintain the Fund's total annual operating expenses (excluding brokerage costs; borrowing costs, such as (a) interest and (b) dividends on securities sold short; taxes; and extraordinary expenses) at 1.99% of its average daily net assets for the first five years of the operations of the Fund.

CONGRESSIONAL EFFECT FUND
A SERIES OF THE CONGRESSIONAL EFFECT FAMILY OF FUNDS
Notes to Financial Statement
May 5, 2008

2.    MANAGEMENT AGREEMENT AND DISTRIBUTION AGREEMENT (continued)

The Fund has adopted a distribution plan under SEC rule 12b-l that allows the Fund to pay distribution fees for the sale and distribution of its shares and allows the Fund to pay for services provided to shareholders. The Fund will pay distribution fees on a monthly basis on the Fund's average daily net assets at the annual rate of 0.25% .

The Fund has entered into a distribution agreement with Matrix Capital Group, Inc. ("Matrix"). Matrix is a registered broker-dealer that will act as the Fund's agent for the distribution of the Fund's shares. The Fund also has an investment company services agreement with Matrix, whereby Matrix will provide accounting services, administrative services, compliance services and transfer agent, shareholder servicing agent and dividend disbursing agent services to the Fund.

3.    ORGANIZATIONAL EXPENSES

The Adviser has agreed to absorb all initial organizational expenses of the Fund.